Exhibit 99.2

PHOTRONICS, INC.
Condensed Consolidated Statements of Income
(in thousands, except per share amounts)
(Unaudited)

	Three Months Ended			Six Months Ended
	May 2, 2021	January 31, 2021	May 3, 2020	May 2, 2021	May 3, 2020

Revenue	$159,763	$152,067	$142,774	$311,830	$302,510

Cost of goods sold	120,514	121,538	112,341	242,052	237,475

Gross profit	39,249	30,529	30,433	69,778	65,035

Operating Expenses:

Selling, general and administrative	14,067	14,053	13,267	28,120	27,486

Research and development	4,375	4,710	4,462	9,085	8,541

Total Operating Expenses	18,442	18,763	17,729	37,205	36,027

Operating income	20,807	11,766	12,704	32,573	29,008

Other income (expense), net	(772)	680	(951)	(92)	2,745

Income before income tax provision	20,035	12,446	11,753	32,481	31,753

Income tax provision	3,714	2,937	3,781	6,651	12,853

Net income	16,321	9,509	7,972	25,830	18,900

Net income attributable to noncontrolling interests	5,795	1,473	1,688	7,268	2,316

Net income attributable to Photronics, Inc. shareholders	$10,526	$8,036	$6,284	$18,562	$16,584

Earnings per share:

Basic	$0.17	$0.13	$0.10	$0.30	$0.25

Diluted	$0.17	$0.13	$0.10	$0.30	$0.25

Weighted-average number of common shares outstanding:

Basic	62,054	62,475	64,937	62,265	65,246

Diluted	62,568	63,005	65,417	62,786	65,933